Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS
LICENSED PUBLIC ACCOUNTANTS
TORONTO • MONTREAL

SLF

June 11, 2014

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549
U.S.A.

Kallo Inc.
15 Allstate Parkway, Suite 600
Markham, Ontario
L3R 5B4
Canada

Dear Sir/Madams:

Re: Kallo Inc.

We are the former independent auditors for Kallo Inc. (the "Company"). We have read the Company's disclosure in the section "Changes in Registrant's Certifying Accountant" as included in Section 4.01 of the Company's 8-K dated June 5, 2014.

Insofar as it pertains to our firm, we have to advise as follows:

1. During the conduct of our audit of the Company's financial statements for the year ended December 31, 2013, we raised questions with the Company as to whether certain payments made during the year, and contracts entered into subsequent to the year end, by the Company in connection with a contract with a foreign government agency would have violated the U.S. Foreign Corrupt Practices Act ("FCPA"). In this connection, during April 2014, we requested an unqualified opinion by independent legal counsel to confirm the Company's position that the payments and contracts entered into did not violate the FCPA. As of June 3, 2014, the date on which the Company terminated our engagement as its independent registered accounting firm, we had not received such an opinion and, as a result, we were unable to alleviate our concern of a potential violation of the FCPA and the potential liability in respect thereof. In view of our inability to satisfy ourselves as to this issue, we were not, on the date of our termination, in a position to release an audit report on the Company's financial statements for the year ended December 31, 2013.

2. We did not issue any opinion or report on any financial statements for the period January 1, 2013 through March 31, 2014, and, accordingly, there were no reports with respect to which there would be a disclaimer or adverse opinion.

We hereby consent to the filing of this letter as an exhibit to the report on Form 8-K in respect of this matter.

Yours very truly,

SCHWARTZ LEVITSKY FELDMAN LLP
Chartered Accountants
Licensed Public Accountants

Schwartz Levitsky Feldman llp

Per: Gerry Goldberg, CPA, CA
Partner

GG/ch

2300 Yonge Street, Suite 1500, Box 2434
Toronto, Ontario M4P 1E4
Tel: 416 785 5353
Fax: 416 785 5663